EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ARKANSAS BEST CORPORATION RECEIVES
DEBT RATING UPGRADE FROM MOODY’S
     (Fort Smith, Arkansas, January 30, 2006) — Arkansas Best Corporation (Nasdaq: ABFS) has received an upgrade of its senior unsecured debt rating from Moody’s Investor Service. Moody’s raised Arkansas Best’s rating to Baa2 with a stable outlook, from Baa3.
     In today’s press release announcing this change, Moody’s stated that its upgrade “reflects Arkansas Best’s record of strong operating and financial results throughout the economic cycle and particularly good peak cycle performance, the company’s modest amount of reported debt and strong credit metrics, and the consistent record of improving the return on invested capital.” Moody’s press release went on to say “The rating also recognizes the competitive, capital intensive and sharply cyclical nature of the trucking industry; however, Moody’s believes the company has the operating flexibility and liquidity to remain competitive throughout a down-turn.” In addition, Moody’s review considered Arkansas Best’s contingent obligations for its share of the unfunded liabilities of each multi-employer pension fund to which it contributes.
     Arkansas Best Corporation, headquartered in Fort Smith, AR, is a transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation. For more information, please visit www.arkbest.com.

Contact:	Ms. Judy R. McReynolds, Vice President — Controller Telephone: (479) 785-6281

Mr. David Humphrey, Director of Investor Relations
Telephone: (479) 785-6200
END OF RELEASE